Exhibit 10.2
AMENDMENT NUMBER ONE
to
LETTER OF INTENT (“LOI”)
DATED JUNE 13, 2005
By and between
FAGEN, INC.
and
CARDINAL ETHANOL, LLC (f/k/a Indiana Ethanol, LLC)
This Amendment Number One is entered into this 24th day of October, 2005, and between Fagen, Inc., a Minnesota Corporation (“Fagen”) and Cardinal Ethanol, LLC, formerly known as Indiana Ethanol, LLC, and Indiana limited liability company of Winchester, Indiana (“Owner”).
Anything to the contrary contained in the LOI between the parties hereto, and in consideration of the mutual promises, covenants, and conditions contained in the LOI and contained herein, and for other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree that the terms and conditions of this Amendment Number One shall prevail.
The parties hereto agree as follows:
1.	The first paragraph of the LOI is amended and replaced as follows:
WHEREAS, Owner is an entity organized to facilitate the development and building of a locally-owned 100 MGY gas-fired fuel ethanol plant in or near Winchester, Indiana (the “Facility” or “Project”).
2.	Section 2 of the LOI is amended by adding the following sentence:
In addition, Owner shall utilize project consultants recommended by Fagen and obtain traditional financing from financial institutions recommended by Fagen that have successfully financed previous Fagen projects.
3.	Section 3 of the LOI is amended and replaced as follows:
Fagen agrees to Design-Build the Facility, utilizing ICM, Inc. technology in the plant process, for a Lump Sum Price of $105,997,000.00. If, as of the date a Notice to Proceed is given, the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which the Notice to Proceed is issued, has increased over the CCI published in the Engineering New Record for September 2005 (CCI as of September 2005 = 7540.38), the Contract Price will be increased by an equal percentage amount.

In addition, the Lump Sum Price referred to above assumes the use of non-union labor. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Fagen, Owner or the Project. The parties acknowledge and agree that if after the date hereof, a change in applicable law or a governmental authority acting pursuant to a change in applicable law shall require Fagen to employ union labor or compensate labor at prevailing wages, the Lump Sum Price shall be adjusted upwards to include any increased costs associated with such labor or wages.
4.	Add a new paragraph 5 to read as follows:
Fagen requires representation of 10 counties, at a minimum, located within Indiana and Ohio oh the Board of Directors, and Owner shall provide to Fagen a list of the names, addresses (residential), and phone numbers of such Directors.
The other provisions of the LOI shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One on the date set forth above.

Cardinal Ethanol, LLC		Fagen, Inc.
(f/k/a Indiana Ethanol, LLC)

By:	/s/ Troy Prescott	By:	/s/ Matt Sederstrom

Its:	President	Its:	Vice President